Exhibit 99.1

KULR Deepens Commitment to AI Data Center Energy Storage Innovation with Open Compute Project Platinum Membership

HOUSTON / GLOBENEWSWIRE / December 11, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the “Company” or “KULR”), a Bitcoin+ Treasury company that builds a portfolio of frontier high-performance energy systems for cross-industry applications, today announced it has joined the Open Compute Project (OCP) as a Platinum Member. By entering the AI data center market through rack-level Battery Backup Units (BBUs), KULR is transitioning from battery safety products into mission-critical AI energy infrastructure—creating a high-margin, recurring, safety-driven platform aligned with NVIDIA’s next-generation architectures.

“We’re excited to welcome KULR as an OCP Platinum Member at a pivotal moment for AI data center power innovation,” said George Tchaparian, CEO of the Open Compute Project Foundation. “KULR’s leadership in battery safety and thermal management will provide valuable insight as we continue shaping open standards for AI power, energy storage, and resilient data center infrastructure.”

The ORV3 specifications elevate the BBU from a simple backup battery into a safety-critical, high-voltage, rack-integrated energy system. KULR is entering at the precise moment that the architecture becomes standardized. ORV3 calls for 800V rack power, localized energy storage inside the rack, fast transient response, continuous telemetry, and strict thermal-propagation control, all operating inches from multimillion-dollar GPU systems. These requirements map directly to KULR’s space-grade battery safety, carbon-fiber thermal management, and zero-propagation architectures, which were originally developed for aerospace and defense environments where failure is not an option. In effect, ORV3 turns the BBU into exactly the kind of mission-critical thermal-and-energy control problem that the KULR ONE® platform was built to solve.

“Open Compute’s ORV3 roadmap is the first OCP standard that officially moves energy storage from centralized UPS rooms into the AI rack itself,” said Michael Mo, CEO of KULR Technology Group. “The KULR ONE® MAX BBU platform is purpose-built for this architectural shift, aligning space-grade safety, 800V power, and rack-level energy intelligence with the hyperscaler standard that will define the next decade of AI infrastructure.”

Strengthening KULR’s Position in AI-Driven Energy Infrastructure

The OCP community is at the forefront of designing open, scalable, and energy-efficient hardware for hyperscale data centers and AI clusters. As a Platinum Member, KULR will collaborate with OCP working groups that set specifications for data center power systems, server-rack architectures, and thermal standards. These areas tightly align with the Company’s thermal management and battery safety technical heritage.

Key benefits include:

•	Early contribution to BBU and power-system standards
•	Integration opportunities with hyperscalers and AI infrastructure partners
•	Faster development cycles for KULR’s data center energy products
•	Expanded visibility for the Company’s safety-driven battery technologies

The Company is developing next-generation battery backup systems, leveraging its proprietary thermal-management IP, originating from its work with NASA, to deliver higher performance, improved safety, and better lifecycle economics compared to traditional BBU solutions. These systems are engineered for environments where uptime, power quality, and thermal stability are mission-critical, including AI server farms, modular data centers, and remote edge-compute sites.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin+ Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics. KULR delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s offering allows delivery of commercial-off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

About the Open Compute Project Foundation

The Open Compute Project (OCP) brings at-scale innovations and hyperscaler best practices to all, spanning technology domains from the data center to the edge, and the technology stack from silicon, to systems, to site facilities and services. The international OCP Community is made up of organizations and people from hyperscale, neocloud, and cloud data center operators, communications providers, colocation providers, diverse enterprises, and technology vendors. With the tenets of openness, impact, efficiency, scale and sustainability, the OCP engages and educates thousands of engineers every year. Across many projects and initiatives, the OCP Foundation and Community are meeting the market today and shaping the future.

Learn more at: www.opencompute.org.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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